Apollo Investment Corporation
Reports Financial Results for the Quarter and Fiscal Year Ended March 31, 2020

Fiscal Fourth Quarter and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.59 compared to $0.54 for the quarter ended December 31, 2019

•
Net asset value per share as of the end of the quarter was $15.70 compared to $18.27 as of December 31, 2019, a 14.1% decrease driven by the disruption in the global economy which has resulted from the COVID-19 pandemic and which has negatively impacted the fair value of the Company’s investment portfolio

•	New investment commitments made during the quarter totaled $153 million (1)

•	Gross fundings during the quarter totaled $210 million (2)

•	Net fundings during the quarter totaled $8 million, including $47 million for revolvers

•	Net leverage (3) as of the end of the quarter was 1.71x, compared to 1.43x as of December 31, 2019

•	Received 97% of contractual interest payments during the quarter

•	Declared a distribution of $0.45 per share

•	Repurchased 1,286,565 shares of common stock at a weighted average price per share of $11.62, inclusive of commissions, for an aggregate cost of $15.0 million during the quarter

•	Commitments to the Company’s Senior Secured Facility (“Facility”) increased by $100 million during the quarter from an existing lender bringing total commitments to $1.81 billion

•	$224 million of immediately available liquidity and $131 million of additional capacity under the Facility as of March 31, 2020 (4)

New York, NY — May 21, 2020 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its fourth fiscal quarter and fiscal year ended March 31, 2020. The Company’s net investment income was $0.59 per share for the quarter ended March 31, 2020, compared to $0.54 per share for the quarter ended December 31, 2019. The Company’s net asset value (“NAV”) was $15.70 per share as of March 31, 2020, compared to $18.27 as of December 31, 2019.
On May 20, 2020, the Board of Directors declared a distribution of $0.45 per share, payable on July 8, 2020 to shareholders of record as of June 18, 2020.
Mr. Howard Widra, Chief Executive Officer commented, “Prior to the onset of the COVID-19 pandemic, our business continued to execute on its business plan of de-risking and diversifying its portfolio, and as our net investment income for the quarter shows, we were continuing to improve our underlying performance metrics. As a result, we entered this volatile period with a well-diversified senior corporate lending portfolio which we believe will generally withstand the current volatility. However, our non-core portfolio continued to pressure our performance with the economic volatility disproportionately impacting that portfolio. In this regard, non-core and legacy assets accounted for half of the net loss incurred during the period, while only representing 10% of the total portfolio at fair value.”

Mr. Widra continued, “Going forward, we are focused on being good partners to our portfolio companies and working with them to manage through these unprecedented times. In addition, we are spending significant time with our Merx team to ensure that we protect the long-term value of our market leading business. In this regard, we believe our diversified fleet and durable financing structure, and growing servicing fee stream gives us good tools to navigate this challenging time.”

Mr. Gregory W. Hunt, Chief Financial Officer commented, “In February 2020, we were pleased to secure an additional $100 million commitment to the Company’s revolving credit facility, bringing total commitments to $1.81 billion. As of March 31, 2020, we were in compliance with all covenants under our revolving credit facility. We believe that we have sufficient available liquidity to meet potential funding requirements and withstand additional asset depreciation.”

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(1)	For corporate lending portfolio. Excludes non-core and legacy assets.

(2)	Excludes $214 million of gross fundings for revolvers.

(3)
The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

(4)
As of March 31, 2020, aggregate lender commitments under the Senior Secured Facility totaled $1.81 billion and there were $1.449 billion of outstanding borrowings under the Facility and $6.2 million of letters of credit issued under the Facility. Accordingly, there was $354 million of unused capacity under the Facility as of March 31, 2020, which is subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio. As of March 31, 2020, the Company had immediate access to $224 million under the Facility based on the Company’s borrowing base.

FINANCIAL HIGHLIGHTS

($ in billions, except per share data)	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
Total assets	$2.87		$3.06		$2.89		$2.70		$2.50
Investment portfolio (fair value)	$2.79		$2.97		$2.80		$2.62		$2.41
Debt outstanding	$1.79		$1.79		$1.58		$1.35		$1.13
Net assets	$1.02		$1.22		$1.25		$1.29		$1.31
Net asset value per share	$15.70		$18.27		$18.69		$19.00		$19.06

Debt-to-equity ratio	1.75	x	1.47	x	1.26	x	1.05	x	0.86	x
Net leverage ratio (1)	1.71	x	1.43	x	1.24	x	1.03	x	0.83	x
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(1)
The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

	Three Months Ended March 31,		Year Ended March 31,
(in millions)*	2020	2019	2020	2019
Investments made in portfolio companies	$424.2	$250.2	$1,866.3	$1,278.1
Investments sold	(122.6)	(10.8)	(167.1)	(205.2)
Net activity before repaid investments	301.6	239.4	1,699.1	1,072.8
Investments repaid	(293.9)	(141.4)	(1,098.5)	(881.6)
Net investment activity	$7.7	$98.1	$600.6	$191.3

Portfolio companies at beginning of period	151	103	113	90
Number of new portfolio companies	9	12	60	42
Number of exited portfolio companies	(8)	(2)	(21)	(19)
Portfolio companies at end of period	152	113	152	113

Number of investments made in existing portfolio companies	69	31	87	46

____________________
* Totals may not foot due to rounding.
OPERATING RESULTS

	Three Months Ended March 31,		Year Ended March 31,
(in millions)*	2020	2019	2020	2019
Net investment income	$38.8	$32.6	$145.3	$127.7
Net realized and change in unrealized gains (losses)	(186.0)	(0.7)	(261.3)	(55.8)
Net increase (decrease) in net assets resulting from operations	$(147.2)	$31.8	$(116.1)	$71.9

(per share)* (1)
Net investment income on per average share basis	$0.59	$0.47	$2.16	$1.81
Net realized and change in unrealized gain (loss) per share	$(2.81)	$(0.01)	$(3.89)	$(0.79)
Earnings (loss) per share — basic	$(2.22)	$0.46	$(1.73)	$1.02
____________________
* Totals may not foot due to rounding.
(1) Based on the weighted average number of shares outstanding for the period presented.

SHARE REPURCHASE PROGRAM *
During the three months ended March 31, 2020, the Company repurchased 1,286,565 shares at a weighted average price per share of $11.62, inclusive of commissions, for a total cost of $15.0 million. During the period from April 1, 2020 through May 20, 2020 the Company did not repurchase any shares.
On March 19, 2020, the Company announced that it was temporarily suspending its stock repurchase program, including amounts allocated to Rule 10b5-1 repurchase plans. The Company and the Board of Directors believed it was prudent to take this action given the then unknown impact of the COVID-19 pandemic on the Company’s investment portfolio and financial results. The Company retains the right to reinstate the stock repurchase program.
Since the inception of the share repurchase program and through May 20, 2020, the Company repurchased 13,654,578 shares at a weighted average price per share of $16.34, inclusive of commissions, for a total cost of $223.1 million, leaving a maximum of $26.9 million available for future purchases under the current Board authorization of $250 million.

* Share figures have been adjusted for the 1-for-3 reverse stock split which was completed after market close on November 30, 2018.
LIQUIDITY
On March 13, 2020, the Company increased commitments to its Senior Secured Facility (the “Facility)” by $100 million increasing total commitment from $1.71 billion to $1.81 billion.
As of March 31, 2020, the Company’s outstanding debt obligations, excluding deferred financing cost and debt discount of $4.8 million, totaled $1.799 billion which was comprised of $350 million of Senior Unsecured Notes (the “2025 Notes”) which will mature on March 3, 2025 and $1.449 billion outstanding under the Facility. As of March 31, 2020, $6.2 million in standby letters of credit were issued through the Facility. The available remaining capacity under the Facility was $354 million as of March 31, 2020, which is subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio.

CONFERENCE CALL / WEBCAST AT 10:00 AM ET ON MAY 21, 2020

The Company will host a conference call on Thursday, May 21, 2020 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 7988933 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Events Calendar in the Shareholders section of our website at www.apolloic.com. Following the call, you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through June 11, 2020 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 7988933. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Events Calendar in the Shareholders section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION
The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available on the Investor Relations section of the Company’s website at www.apolloic.com.
Our portfolio composition and weighted average yields as of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019 were as follows:

	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019	March 31, 2019
Portfolio composition, at fair value:
First lien secured debt	81%		78%		74%		69%	66%
Second lien secured debt	13%		14%		17%		21%	23%
Total secured debt	94%		92%		91%		90%	89%
Unsecured debt	—		—		—		—	—
Structured products and other	0%		0%		2%		2%	2%
Preferred equity	0%		1%		1%		1%	1%
Common equity/interests and warrants	6%		7%		6%		7%	8%
Weighted average yields, at amortized cost (1):
First lien secured debt (2)	8.5%		8.7%		9.0%		9.3%	9.9%
Second lien secured debt (2)	10.2%		10.7%		11.0%		11.3%	11.4%
Total secured debt (2)	8.7%		9.1%		9.4%		9.8%	10.2%
Unsecured debt portfolio (2)	—		—		—		—	—
Total debt portfolio (2)	8.7%		9.1%		9.4%		9.8%	10.2%
Total portfolio (3)	8.0%		8.6%		8.9%		9.2%	9.6%
Interest rate type, at fair value (4):
Fixed rate amount	—		—		—		—	—
Floating rate amount	$2.2	billion	$2.2	billion	$2.0	billion	$1.8 billion	$1.5 billion
Fixed rate, as percentage of total	—		—		—		1%	—
Floating rate, as percentage of total	100%		100%		100%		99%	100%
Interest rate type, at amortized cost (4):
Fixed rate amount	—		—		—		—	—
Floating rate amount	$2.3	billion	$2.3	billion	$2.0	billion	$1.8 billion	$1.5 billion
Fixed rate, as percentage of total	—		—		—		1%	—
Floating rate, as percentage of total	100%		100%		100%		99%	100%

(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.

(2)	Exclusive of investments on non-accrual status.

(3)	Inclusive of all income generating investments, non-income generating investments and investments on non-accrual status.

(4)
The interest rate type information is calculated using the Company’s corporate debt portfolio and excludes aviation, oil and gas, structured credit, renewables, shipping, commodities and investments on non-accrual status.

APOLLO INVESTMENT CORPORATION STATEMENTS OF ASSETS AND LIABILITIES (In thousands, except share and per share data)

	March 31, 2020	March 31, 2019

Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $2,298,551 and $1,654,322, respectively)	$2,191,327	$1,627,406
Non-controlled/affiliated investments (cost — $135,346 and $67,072, respectively)	60,241	49,681
Controlled investments (cost — $655,719 and $736,717, respectively)	533,865	731,045
Cash and cash equivalents	37,301	36,280
Foreign currencies (cost — $6,369 and $4,963, respectively)	6,375	4,909
Receivable for investments sold	978	336
Interest receivable	19,151	24,280
Dividends receivable	5,034	3,748
Deferred financing costs	16,054	19,776
Prepaid expenses and other assets	732	336
Total Assets	$2,871,058	$2,497,797

Liabilities
Debt	$1,794,617	$1,128,686
Payable for investments purchased	—	677
Distributions payable	29,367	31,040
Management and performance-based incentive fees payable	10,289	8,880
Interest payable	2,887	5,818
Accrued administrative services expense	2,796	2,983
Other liabilities and accrued expenses	6,787	7,086
Total Liabilities	$1,846,743	$1,185,170

Net Assets	$1,024,315	$1,312,627

Net Assets
Common stock, $0.001 par value (130,000,000 and 400,000,000 shares authorized; 65,259,176 and 68,876,986 shares issued and outstanding, respectively)	$65	$69
Capital in excess of par value	2,099,876	2,155,836
Accumulated under-distributed (over-distributed) earnings	(1,075,626)	(843,278)
Net Assets	$1,024,315	$1,312,627

Net Asset Value Per Share	$15.70	$19.06

APOLLO INVESTMENT CORPORATION STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)
Investment Income
Non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind (“PIK”) interest income)	$53,606	$40,664	$201,908	$164,186
Dividend income	—	2	331	4
PIK interest income	545	656	7,208	3,365
Other income	3,294	1,174	7,609	8,135
Non-controlled/affiliated investments:
Interest income (excluding PIK interest income)	322	—	484	—
Dividend income	332	294	1,286	1,198
PIK interest income	—	—	515	—
Other income	—	—	—	—
Controlled investments:
Interest income (excluding PIK interest income)	10,854	14,241	47,212	58,868
Dividend income	2,049	3,550	7,150	14,100
PIK interest income	598	829	3,213	5,220
Other income	—	—	—	—
Total Investment Income	$71,600	$61,410	$276,916	$255,076
Expenses
Management fees	$10,289	$8,881	$40,360	$35,733
Performance-based incentive fees	—	—	1,983	21,190
Interest and other debt expenses	18,953	15,623	73,398	58,319
Administrative services expense	1,525	1,620	6,335	6,772
Other general and administrative expenses	2,185	2,757	9,999	11,378
Total expenses	32,952	28,881	132,075	133,392
Management and performance-based incentive fees waived	—	—	—	(5,542)
Expense reimbursements	(138)	(23)	(433)	(523)
Net Expenses	$32,814	$28,858	$131,642	$127,327
Net Investment Income	$38,786	$32,552	$145,274	$127,749
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$218	$30	$(6,028)	$(22,109)
Non-controlled/affiliated investments	—	—	(731)	2,007
Option contracts	—	—	—	(29,995)
Foreign currency transactions	(198)	144	4,816	64
Extinguishment of debt	—	—	(4,375)	—
Net realized gains (losses)	20	174	(6,318)	(50,033)
Net change in unrealized gains (losses):
Non-controlled/non-affiliated investments	(77,768)	3,148	(80,303)	(5,454)
Non-controlled/affiliated investments	(35,593)	(1,319)	(57,714)	(12,403)
Controlled investments	(82,560)	(2,660)	(116,183)	(11,571)
Option contracts	—	—	—	19,145
Foreign currency translations	9,868	(51)	(820)	4,513
Net change in unrealized gains (losses)	(186,053)	(882)	(255,020)	(5,770)
Net Realized and Change in Unrealized Gains (Losses)	$(186,033)	$(708)	$(261,338)	$(55,803)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(147,247)	$31,844	$(116,064)	$71,946
Earnings (Loss) Per Share	$(2.22)	$0.46	$(1.73)	$1.02
About Apollo Investment Corporation
Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, Inc., a leading global alternative investment manager. For more information, please visit www.apolloic.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: macro- and micro-economic impact of the COVID-19 pandemic; the severity and duration of the COVID-19 pandemic; actions taken by governmental authorities to contain the COVID-19 pandemic or treat its impact; the impact of the COVID-19 pandemic on our financial condition, results of operations, liquidity and capital resources; the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
For additional information about the COVID-19 pandemic and its potential impact on the Company’s results of operations and financial condition, please refer to the COVID-19 Developments section and additional disclosure in our Form 10-K for the period ended March 31, 2020.
Contact
Elizabeth Besen
Investor Relations Manager
Apollo Investment Corporation
212.822.0625
ebesen@apollo.com

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